UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒              Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

EMC Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Howard Elias, President and Chief Operating Officer, Global Enterprise Services at EMC Corporation (the “Company”), and Rory Read, Chief Integration Officer at Dell Inc., spoke to employees of the Company, a recording of which was subsequently made available on the Company’s employee intranet. A transcript of excerpts of the video is set forth below.

Howard:	The complementary technologies and products coming together; the great portfolio that we have here at EMC matched up by the great portfolio at Dell. We talked about the franchise pole positions that we have in storage and servers and virtualization and in client, augmented by great positions in security and digital transformation and cloud. This is an unbeatable combination and one of the best complementary combinations in the industry.

Rory:	Then you think about it in terms of go to market, what it means to the customers. Listen to the customers that were just up here, they love you guys. And then you combine our capability, the ability to consolidate the PC industry, the server capability that fits so perfectly into the VCE model, and then to take that further, our ability to reach the mid-market and create direct relationships with more customers than anyone on the planet. This go-to-market fits perfectly together.

Howard:	The scale will drive more R&D dollars for innovation, better, more cost-effective and responsive supply chain, the broadest reach and go-to-market for customer segments of all shapes and sizes, commercial and consumer. Nobody on the planet in IT will have the breadth and the reach that we have with our complementary technologies. And then of course, as Michael said, the ability to do this in a private setting. To do this on our own terms, on our own pace with a long-term horizon in mind.

Rory:	We want to create clarity around what this next great company is going to be and there’s been vision and strategy work that’s been going on and there will be a lot of interaction with you all over the next six months. There’s work in terms of governance and what are the regulatory activities so day one we look and feel like one company. And we’ve also broken down not just the work streams but we’re looking at it in terms of the key stakeholders; what’s it like for employees, partners, customers, all across the board. And we’re making sure that all of the key focus is about creating a great experience for our employees and then a great experience for our customers so that they begin to see the promise of this.

Howard:	So the other thing that we’re doing as a team in working with Michael and the leadership team is actually defining that new company for a new era, that essential infrastructure company, the desired company we want to be, which by the way is not going to happen on day one. You know, we’ll still operate somewhat separately in certain parts of the business just due to systems, due to customer relationships. We’re going to want to protect that revenue, protect those relationships. There are still things we can do to operate as one; have vision and strategy, make sure the governance is clear, more cooperation across the strategically aligned businesses. And then job one is to protect the revenue and profit pools we have today, that is the most critical thing coming out of the shoot. Let’s just make sure we’re focused on our customers and our partners, and to do that we have to have excited and motivated employees; so that employee experience, we’re going to make it as good as we can on day one.

Rory:	When we talk about this business and the culture and the organizations and how they come together it was quite interesting. We looked at the two teams, the integration teams, and we asked them each both from the Dell side and the EMC side, what do you think? What’s your perception about certain cultural attributes? Look at this alignment. The one line is EMC team, the one line is the Dell team. Everyone is looking for — they’re all about unique and special, ambitious goals, clear accountability, collaboration. Look at this alignment.

Howard:	Until such time as the business combination is closed, we’ve got the regulatory approvals, the shareholder approval, and the deal closes, we are two separate companies. We actually have to operate as two separate companies. The single most important thing we can all do right now is focus on the business at hand today. The best thing we can do is deliver the best business to get ready to combine with Dell and that’s what we need to focus on over the next couple of quarters.

David Goulden, Chief Executive Officer of EMC Information Infrastructure, spoke to employees of the Company, a recording of which was subsequently made available on the Company’s employee intranet. A transcript of excerpts of the video is set forth below.

If you think about what you heard from Joe and Michael and as we’ve talked about this during the course of the last couple of days, before Dell, Joe would always talk about EMC as the smallest of the big. We were big but we were on the edge of credibility in the C-suite. We got that we didn’t always get there. So with Dell EMC goes from being the smallest of the big to being the best of the big. I think you heard that loud and clear today. So what is the best of the big? Well the best of the big is a newly combined company who will have great assets, larger scale, bigger capabilities. We’ll have a hard chasing team that loves to beat the competition and win. We’ll be freed on the EMC side from having to pay Wall Street or our shareholders $3.5 billion a year. We’ll be more relevant as a strategic partner to all of our customers. We’ll be hard not to consider. So we will become the best of the big, and that’s our opportunity to do great.

Michael Dell, Chief Executive Officer of Dell Inc., recorded a video that was broadcast to employees of the Company and subsequently made available on the Company’s employee intranet. A transcript of excerpts of the video is set forth below.

Hello and Happy New Year. I am thrilled to have this opportunity to speak with EMC employees worldwide, and I’m more excited than ever about our plans for Dell, EMC and VMware.

We are well on our way to building an enterprise technology powerhouse with the character of a startup — innovative, nimble and customer-centric. As a combined company, Dell, VMware and EMC will have leadership positions in 20 Gartner Magic Quadrants. We will be well positioned to lead the way to the future in the areas that will define customer success: digital transformation, software-defined data center, converged infrastructure, hybrid cloud, mobile and security.

As you have heard me say before, our combined $30B Enterprise Systems Business will be based in Hopkinton with David Goulden leading the business. And I’m looking forward to working with David and the team. I am also really looking forward to working with all of you.

Here’s to making history in 2016.

Executives from the Company held a conference call to discuss fourth quarter 2015 earnings. The following is a transcript of excerpts from that conference call, an audio recording of which was made available on the Company’s website.

Joseph M. Tucci

Chairman, President & Chief Executive Officer

Both Michael Dell and I are very excited about the prospects of our Virtustream business and feel that our combined synergies will drive even higher growth rates for this business in 2016 and beyond.

Let me now turn and update you on our merger with Dell. As I said before, the coming together of Dell and EMC is a game-changer. It creates a powerhouse in the technology industry with approximately $80 billion in revenue. Our combined assets are better positioned to navigate the major changes in our industry and lead in the new world.

Customers have been overwhelmingly positive about this combination. They see that we will be a strategic partner with more heft and breadth, with leading technologies that are critical to their success, technologies around digital transformation, software-defined data centers, hybrid cloud, converged infrastructure, mobile, and security. And very importantly, the people of EMC and Dell are embracing the combination. They understand that together we are better positioned in the market and that this will create new and more opportunities for them over the long run.

I am pleased to report that progress on closing the transaction remains on track under the original terms and timeline. We have filed a preliminary proxy statement and prospectus, and we are working to finalize it. We have submitted requests for regulatory approval globally. And most importantly, our teams are working together seamlessly on integration planning so that we are ready to go day one.

On the VMware side, Michael and I are both incredibly excited by the prospects for this great company, and I firmly believe that Michael will be an outstanding steward for this franchise. Subsequent to the closing of the transaction, Michael will be VMware’s largest shareholder. I know he will be laser -focused on increasing the value of VMware for all stakeholders and will ensure that VMware has the right resources and people to fully realize its potential.

Maynard J. Um

Wells Fargo Securities LLC

Joe, you said you were confident in the deal closing on the terms of the Dell deal. There’s obviously a lot of concern that Dell may have difficulty raising the funds for the transaction given the markets. And the stock is actually – your stock has been trading below the cash offer on the deal at certain points in time. So any specifics you can share on what gives you that confidence in the deal closure and on the original terms? And are there any backup plans that you or the board are considering? And if you could give us a timeline of key dates, I think that would be extremely helpful.

Joseph M. Tucci

Chairman, President & Chief Executive Officer

Let me start here because you gave us about five questions embedded in that one. This is a really big deal, and there’s a lot of noise in the system, and there’s a lot of – a lot of people have a lot of opinions. A lot of them are not based on a lot of fact. But there is an increased – and certainly as we’re doing this, there’s a tremendously increased market volatility, and I think it’s really fair to say this environment has not been kind to any security.

So what gives us strength is we have a binding, solid merger agreement in place. We are highly confident on the contractual terms we have in place that we will meet those contractual terms. There are significant penalties in place both ways if this doesn’t happen. The banks are fully committed. And again, you asked, what does that mean? It means that the banks have told us that they can raise the money. We’re split -rated. There are things we can do to even improve that rating that you’ve got to speak to Dell about. So this gives us confidence.

If you look at our progress, if you look at our cash flow, we are right on target. If you look at how we’re performing against peers, these are all important metrics. How we’re performing against our peers, we’re performing better than our peers. That’s why I pointed out that as reported – forget about currency – we’ve had 25 quarters now in a row, the last one being flat and the previous 24 growing year on year. There are very few companies that are really our peers that weren’t born in the cloud era, so to speak, that can say that. So basically we’re going to perform.

And then of course, you asked about the timing. We’ve said that the S-4 is filed. When it becomes effective, we’ll be more aggressive out there with you. But the timeline for this deal closing is still between May and October, and that will be probably dependent on a couple of the foreign regulatory – or foreign antitrust approvals. So we’re confident. We know what we’re doing. And again, focus on cash flow, our cash flow is really good.

Kathryn Lynn Huberty

Morgan Stanley & Co. LLC

Have you seen any impact on sales cycles and just overall demand as it relates to the announced transaction, and any plans to provide transparency on which products survive under the new parent company?

Joseph M. Tucci

Chairman, President & Chief Executive Officer

Let me comment on the first. You didn’t hear us bring this up because we don’t believe in using excuses. We tell you like it is. But that said, obviously, even personally I could tell you that a deal of this size causes angst, and you do have to take an extra lap around the track to go explain. But the good news is once you explain to customers, once you explain to your people, both those are important audiences, your customers and your people, because you can’t approach customers without people.

Once you get them understanding what we could create here, we do get a positive effect. But it does, as I said, cost you another lap around the track, so it does cause angst in the system. And certainly that was some of the myth, but we didn’t allude to it at all because we think this merger is in the best interest of all parties, right from our shareholders through our people through with customers, and we work that every day. But as we get into it more and more, it’s becoming more and more better understood. So, David, do you want to take the second part of that?

David I. Goulden

Chief Executive Officer-Information Infrastructure

Yes, Katy, sure. First of all, we know very broadly there’s not a lot of overlap between the portfolios. They’re quite complementary. Where there is some overlap, we’re going to make sure all our customers are looked after and everybody has a roadmap going forward with their technology platform. Now that might mean that some platforms get merged in a common code base and things like that, but we’ve been very careful to make sure that all our customers buying products right now from either company have a clear go-forward path into the future based upon those investments.

Simona K. Jankowski

Goldman Sachs & Co.

You talked a lot about new products on the roadmap for the next couple of quarters. What are some of the changes in your go-to-market or in your competitive posture that you think you can implement by being private and part of Dell that you couldn’t have done as a standalone public company?

David I. Goulden

Chief Executive Officer-Information Infrastructure

Simona, sure. That’s a great question. There’s all sorts of things we can do when we’re with Dell. Of course, we have to be a little bit careful about how far we go down that pathway. If you just think about it from a very high-level point of view, EMC has a lot of strength in the enterprise market, in the global accounts. Dell plays there. But obviously, we can provide a lot of value with those relationships and our technology footprint. Dell has incredible strength in the mid-marketplace, in local government, in education. If you go back just a few years when EMC and Dell had a partnership, that was worth almost $2 billion a year of revenue for EMC alone. At that point in time, we were half the size the company that we are right now. So just the complementary nature of the go-to-market is very, very strong.

And then the complementary nature of the products is also beneficial because we talked about the fact that storage and service are in some ways reconverging around converged infrastructure and around software-defined running on service. And the ability to go to our customers both large and small with a complete enterprise infrastructure portfolio also gives us a ton of benefit. So again, it’s a very area that we’re very enthused about, and we’ve got teams looking at how we can best optimize after we close.

Anthony T. Takazawa

Vice President-Global Investor Relations

That’s all the time we have for questions. We have a few concluding comments from Joe.

Joseph M. Tucci

Chairman, President & Chief Executive Officer

We continue to believe that the merger with Dell is the best strategic option for our shareholders, our customers, our partners, and our people. We believe we will close this transaction under the original terms, in the original timeframe. Once the S-4 goes effective, we will pick up our communication with you. We’ll be out there with you. And we value you, our investors, so much.

EMC Corporation Disclosure Regarding Forward Looking Statements

This communication contains forward-looking information about EMC Corporation and the proposed transaction that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the failure to obtain the approval of EMC shareholders in connection with the proposed transaction; (ii) the failure to consummate or delay in consummating the proposed transaction for other reasons; (iii) the risk that a condition to closing of the proposed transaction may not be satisfied or that required financing for the proposed transaction may not be available or may be delayed; (iv) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated; (v) risk as to the trading price of Class V Common Stock to be issued by Denali Holding Inc. in the proposed transaction relative to the trading price of shares of VMware, Inc.’s common stock; (vi) the effect of the proposed transaction on VMware’s business and operating results and impact on the trading price of shares of Class V Common Stock of Denali Holding Inc. and shares of VMware common stock; (vii) the diversion of management time on transaction-related issues; (viii) adverse changes in general economic or market conditions; (ix) delays or reductions in information technology spending; (x) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (xi) competitive factors, including but not limited to pricing pressures and new product introductions; (xii) component and product quality and availability; (xiii) fluctuations in VMware’s operating results and risks associated with trading of VMware common stock; (xiv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (xv) the ability to attract and retain highly qualified employees; (xvi) insufficient, excess or obsolete inventory; (xvii) fluctuating currency exchange rates; (xviii) threats and other disruptions to our secure data centers or networks; (xix) our ability to protect our proprietary technology; (xx) war or acts of terrorism; and (xxi) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Except to the extent otherwise required by federal securities law, EMC disclaims any obligation to update any such forward-looking statements after the date of this communication.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or a solicitation of an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law. This communication is being made in respect of the proposed business combination transaction between EMC Corporation and Denali Holding Inc. The proposed transaction will be submitted to the shareholders of EMC for their consideration. In connection with the issuance of Class V Common Stock of Denali Holding Inc. in the proposed transaction, Denali Holding Inc. has filed with the SEC a Registration Statement on Form S-4 (File No. 333-208524) that includes a preliminary proxy statement/prospectus regarding the proposed transaction, and each of Denali Holding Inc. and EMC plans to file with the SEC other documents regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to each EMC shareholder entitled to vote at the special meeting in connection with the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS RELATING TO THE TRANSACTION FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of the preliminary proxy statement/prospectus and all other documents filed with the SEC regarding the proposed transaction, free of charge, at the SEC’s website (http://www.sec.gov). Investors may also obtain these documents, free of charge, from EMC’s website (www.EMC.com) under the link “Investor Relations” and then under the tab “Financials” then “SEC Filings”, or by directing a request to: EMC Corporation, 176 South Street, Hopkinton, Massachusetts, 01748, Attn: Investor Relations, 866-362-6973.

Participants in the Solicitation

EMC Corporation and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from EMC shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of EMC shareholders in connection with the proposed transaction and a description of their direct and indirect interest, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus filed with the SEC in connection with the proposed transaction. You can find information about EMC’s executive officers and directors in its definitive proxy statement filed with the SEC on March 20, 2015 and in its Annual Report on Form 10-K filed with the SEC on February 27, 2015. You can obtain free copies of these documents at the SEC’s website (http://www.sec.gov). You can also obtain free copies of these documents from EMC using the contact information above.